Exhibit 99.1

For Immediate Release

Contact:

Frank Connolly

Chief Financial Officer

203-299-7157

fconnolly@modemmedia.com

Modem Media Reports Results for First Quarter 2003

NORWALK, CT – May 1, 2003 – Modem Media, Inc. (NASDAQ: MMPT), a leading interactive marketing firm, today announced its operating results for the first quarter of 2003.

Revenue from continuing operations for the first quarter of 2003 totaled $14.5 million compared with $15.0 million for the fourth quarter of 2002 and $18.8 million for the first quarter of 2002, which included reimbursable pass-through expenses of $1.0 million, $1.5 million and $0.7 million, respectively.

Operating income/(loss) from continuing operations for the first quarter of 2003 totaled $0.9 million compared with $(6.8) million for the fourth quarter of 2002 and $1.3 million for the first quarter of 2002. Restructuring and other charges, net, included in operating income/(loss) were $0.0 million, $(7.5) million and $(0.6) million, respectively. Restructuring and other charges, net, include facilities charges, severance costs and other office closure related costs.

Income/(loss) from continuing operations was $0.6 million, or $0.02 per share, for the first quarter of 2003 compared with $(5.4) million, or $(0.21) per share, for the fourth quarter of 2002 and $2.4 million, or $0.09 per share, for the first quarter of 2002. The after-tax impacts of the restructuring and other charges, net, were $0.0 million, $(5.5) million and $(0.5) million, respectively. Income from continuing operations for the quarter ended March 31, 2002 also included the remainder of the deferred gain on the sale of the Company’s stock in CentrPort, after tax, of $1.4 million.

Net income/(loss) including discontinued operations was $0.6 million, or $0.02 per share, for the first quarter of 2003 compared with $(5.2) million, or $(0.20) per share, for the fourth quarter of 2002 and $(1.8) million, or $(0.07) per share, for the first quarter of 2002.

“Our results for the first quarter and expected first half are about as we anticipated,” said Marc Particelli, President and CEO of Modem Media. “We have continued to add quality clients. However our clients and prospects continue to be cautious about spending.”

Cash and cash equivalents were $44.9 million at March 31, 2003, a decrease of $4.4 million compared with December 31, 2002 principally due to the anticipated timing of pre-billed media collections and annual bonus payments. Cash and cash equivalents totaled $39.6 million at March 31, 2002. The Company also reported that it repurchased 41,900 shares of its common stock, at an average price of $2.21 per share, during the first quarter of 2003.

“We expect revenue of $15 million to $16 million in the second quarter with earnings per share of $0.03 to $0.05,” said Frank Connolly, Modem Media’s Chief Financial Officer. “Full year revenue is expected to range from $60 million to $64 million with earnings per share of $0.14 to $0.16. Our cash balance is expected to increase throughout the year due to positive operating cash flow.”

In conjunction with the earnings release, Marc Particelli, President and CEO, and Frank Connolly, CFO, will host a conference call at 5:00 p.m. eastern time today, May 1, 2003 which will be simulcast on Modem Media’s web site, www.modemmedia.com. By accessing Modem Media’s web site, users can listen to the live call, or replay it following the completion of the call.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Motors, Michelin, IBM, Sprint, Kraft, Eastman Kodak, Philips Electronics and General Electric. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and São Paulo.

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This press release contains statements that are “forward-looking” within the meaning of applicable federal securities laws, including the Company’s expected revenue, expected earnings per share, expected earnings results, expected cash balances, expected operating cash flow, profitability, future growth and future client demand, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of new projects and client initiatives, demand for the Company’s services, spending levels of the Company’s clients and prospects, the loss of a major client, pricing pressure for the Company’s services, the impact of the continued economic downturn, the cost to defend or settle certain litigations to which the Company is a party, the ability to sublet excess space, the timing and ability of the Company to manage the level of personnel and capacity in the future, the timing and amount of capital expenditures, the timing of collections from the Company’s clients and other factors more fully discussed in our filings with the Securities and Exchange Commission, including our Form 10K and 10Qs. Amounts may not add due to rounding.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002

Revenues	$14,465	$18,808
Cost of revenues	7,748	9,931

Gross profit	6,717	8,877
Operating expenses:
Selling, general and administrative	4,848	5,726
Restructuring and other charges, net	—	591
Depreciation and amortization	931	1,285

Total operating expenses	5,779	7,602

Operating income	938	1,275
Gain on sale of CentrPort stock	—	2,317
Interest income	155	190
Other expense, net	(173)	(123)

Income from continuing operations before income taxes	920	3,659
Provision for income taxes	319	1,239

Income from continuing operations	601	2,420
Loss from discontinued operations	—	(804)

Income before cumulative effect of accounting change	601	1,616
Cumulative effect of accounting change	—	(3,391)

Net income (loss)	$601	$(1,775)

Basic and diluted per share data:
Income from continuing operations	$0.02	$0.09
Loss from discontinued operations	—	(0.03)

Income before cumulative effect of accounting change	0.02	0.06
Cumulative effect of accounting change	—	(0.13)

Net income (loss)	$0.02	$(0.07)

Weighted-average number of common shares outstanding:
Basic	25,967	25,859

Diluted	26,107	26,038

MODEM MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2003	December 31, 2002

Cash and cash equivalents	$44,881	$49,312
Other current assets	20,209	17,581
Non-current assets	69,145	73,060

Total assets	$134,235	$139,953

Total liabilities	$40,163	$46,539
Total stockholders’ equity	94,072	93,414

Total liabilities and stockholders’ equity	$134,235	$139,953